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Ronald Shapss Corporate Services, Inc.
     MERGERS AND ACQUISITIONS

                                                       75 MONTEBELLO ROAD
                                                     SUFFERN, N.Y. 10901-3746

                                                             -----

                                                         (914) 368-3449
                                                       FAX (914) 368-3432

                               December 11, 1997

Mr. Stephen J. Cole-Hatchard
Frontline Communications Corp.
One Blue Hill Plaza -- PO Box 1548
Pearl River, N.Y. 10965



Dear Steve:

The following represents our understanding of terms and conditions for my consulting with Frontline Communications Corp., ("FCC").

1. As compensation for the first twelve months of mergers and acquisition consulting services hereunder, FCC will sell to Shapss, for the price of $0.01 per share, 100,000 shares of FCC and, at no cost to Shapss, 100,000 options to purchase an additional 100,000 shares at Two Dollars per share, subject to any reasonable recapitalization requirements directed by the underwriter. If for any reason the Company is unable to issue said options, an amount equal to the value of said options will be paid in Shapss in either stock or cash at the Company's choice. FCC shall pay to Shapss Two Thousand ($2,000.00) Dollars per month during the term of this Agreement.

2. Upon renewal or expiration of this agreement, Shapss shall retain all shares, options and monetary fees.

3. FCC will pay all reasonable business, travel and entertainment expenses of Shapss to offset the above specified business expenses incurred related to his fulfilling the provisions hereof.

For the discussed equity participation, Shapss will perform the following:

1) Assist FCCI with viable merger targets and to accomplish the growth strategy of the Company as a consolidator of regional Internet providers.

2) Provide follow-up assistance via phone, visits and in writing as is necessary. FCC would expect approximately 25% to 50% of Shapss' time during the term of this agreement The term of the agreement shall be twelve months.

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3) Assist FCC in understanding the consolidation concept and aiding in the preparation of a business plan, documentation, meetings and presentations.

4) Provide advice and help in drafting of mergers and acquisition documents for the Company.

5) Accept and fulfill the position of Director on the Board of Directors of the Company for a term of not less than one (1) year.

6) Shapss will not transfer any rights hereunder other than to family members and/or employees without the prior approval of FCC.


If this letter accurately outlines our understanding, we may either enter into a formal Agreement or an officer of FCC may execute this letter as our understanding. Alternatively, kindly make any necessary changes that reflect our discussion and we will make the appropriate modifications.


Yours truly,


/s/ Ronald L. Shapss
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RONALD L. SHAPSS




Agreed and Accepted
this 11th day of December, 1997.




FRONTLINE COMMUNICATIONS CORP.


By: /s/ XXXXXXXXXXXXXXXXX
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Title: President/CEO
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